Exhibit 10.18
August 17, 2023

Amy C. Peterson, M.D.

Dear Amy,

We are proud to invite you to join our team.

Our offer of employment is to join Exelixis, Inc. (the “Company”). Your title will be that of Executive Vice President, Product Development and Medical Affairs and Chief Medical Officer, in our Development Administration department reporting to Michael Morrissey, President and Chief Executive Officer. Your primary work location will be at the Alameda, California corporate office. Other terms of employment include:

Base Salary: Your base salary will be twenty-four thousand six hundred and fifteen dollars and thirty-nine cents ($24,615.39) per pay period. This equates to a base compensation of six hundred and forty thousand dollars and fourteen cents ($640,000.14) on an annual basis (“Base Salary”). This is an exempt position. You will receive a sign-on bonus of one hundred thousand dollars ($100,000.00), minus all applicable taxes and withholding, payable on the first pay date following your hire date, provided that you sign the Signing Bonus Promissory Note. Should you elect to voluntarily terminate employment with the Company within twelve (12) months of your Start Date (defined below), the sign-on bonus, minus all applicable taxes and withholding must be re-paid by you to the Company in its entirety on or prior to your last day of employment.

Annual Incentive Award: Your initial bonus target shall be 50% of your annual Base Salary. Bonus payouts are awarded at the discretion of the Board and paid in accordance with the company’s standard payout cycle for bonuses in the calendar year immediately following the end of the applicable bonus period; provided that you are employed by the company on the date that the bonus is paid. If your start date is on or before September 30th, your bonus for 2023, if any, will be prorated for your partial year of employment in 2023. If your start date is on or after October 1st, you will not be eligible for a bonus for 2023.

Long-Term Equity Incentive Award: As an inducement that we understand is material to your entering into employment with Exelixis, you will be eligible to elect to receive an equity award (referred to as the “Equity Award”), subject to approval by the Board of Directors in the form of either (i) a stock option to purchase six hundred and forty thousand (640,000) shares of Exelixis common stock (referred to as “Alternative 1”); or (ii) a stock option to purchase one hundred and sixty thousand (160,000) shares of Exelixis common stock and a restricted stock unit (“RSU”) award for two hundred and forty thousand (240,000) shares of Exelixis common stock (referred to as “Alternative 2”); or (iii) a RSU award for three hundred and twenty thousand (320,000) shares of Exelixis common stock (referred to as “Alternative 3”).

The standard vesting schedule for our stock options is ¼ following the one year anniversary of your hire date and 1/48th of the original number of shares subject to the stock option every month thereafter over

Amy C. Peterson, M.D.
August 17, 2023
Page Two

a total of four years, provided that vesting ceases upon termination of your employment. The standard vesting schedule for our RSU awards is ¼ on the first established RSU vesting date following the one year anniversary of your hire date and 1/4th of the original number of shares subject to the RSU award every year thereafter over a total of four years until fully-vested, provided that vesting ceases upon termination of your employment. The grant date for your Equity Award will be your hire date.

Please select the form in which you prefer to receive the Equity Award by selecting one of the alternatives below at the time you accept this offer of employment by returning the signed copies of this letter as provided below:

I hereby prefer to receive the Equity Award as follows (select one):

Alternative 1; or

X	Alternative 2; or

Alternative 3

All compensation shall be subject to the customary withholding tax and other employment taxes and deductions as required by law.

By signing and returning this letter as provided below, you acknowledge that you understand that, after 5:00p.m., Pacific Time on the last business day prior to your Start Date, you may not withdraw or change your designated Equity Award preference.

Change in Control and Severance Benefits: You will be eligible to participate in the Company’s Change in Control and Severance Benefit Plan (the "CIC Plan") as Executive Participant – EVP/SVP. A copy of the CIC Plan along with a Participation Notice notifying you of the terms and conditions of your participation will be provided. A signed copy of the Participation Notice must be returned to the Company.

Clawback Policy: Notwithstanding any other provisions in this offer, all forms of compensation you are eligible to receive, except Base Salary, shall be subject to recoupment pursuant to the Company’s Policy for Recoupment of Variable Compensation (“Clawback Policy”) or any other clawback policy the Company is required to adopt pursuant to applicable law or regulation. As a condition of your employment, you will need to acknowledge your receipt and understanding of the Clawback Policy.

Employee Benefits: All full‐time employees of the Company enjoy a generous benefits package, which is outlined on the Summary of Benefits.

Performance Review: Focal reviews will take place annually. If eligible for a performance review increase, the merit increase will typically be effective in March.

Start Date: Estimated August 24, 2023.

Amy C. Peterson, M.D.
August 17, 2023
Page Three

Confidentiality and Company Policies: As you are aware, it is very important for us to protect our confidential information and proprietary material. Therefore, as a condition of employment, you will need to sign the Company’s Employee Proprietary Information and Inventions Agreement. You will also be required to abide by the Company’s policies and procedures, including the Corporate Code of Conduct.

Reference Verification: This offer is contingent upon verification of your references.

Background Check: This offer is contingent upon successfully passing your background check.

Other: This offer expires on Tuesday, August 22, 2023 unless accepted by you prior to this date. In addition to performing the duties and responsibilities of your position, you will be expected to perform other duties and responsibilities that may be assigned to you from time to time. No provision of this letter shall be construed to create or express an implied employment contract for a specific period of time. Either you or the Company may terminate this employment relationship at any time, with or without cause. This letter shall be governed by the laws of the State of California. Also, by signing this letter, you are indicating that you are legally authorized to work in the U.S.

Employment Authorization: Our offer of employment is at will and contingent upon your ability to document your employment authorization in the United States. If you are unable to document your right to work within the United States within three days of your date of hire, your employment will be terminated.

You may accept this offer of employment by signing this letter and returning a scanned version via email to me.

Amy, we are delighted to extend to you this offer of employment and we look forward to your coming on board.

Sincerely,

/s/ Laura Dillard
Laura Dillard
Executive Vice President, Human Resources

ACCEPTED BY:

/s/ Amy C. Peterson, M.D.	August 17, 2023
Amy C. Peterson, M.D.	Date